Exhibit 99.1

Cesca Therapeutics Inc.

Fiscal 2016 Fourth Quarter Financial Results Conference Call

Tuesday, May 12, 2016, 5:00PM Eastern

CORPORATE PARTICIPANTS

Mr. Robin Stracey, Chief Executive Officer

Mr. Mike Bruch, Chief Financial Officer

Dr. Dalip Sethi, Director, Clinical Research

PRESENTATION

Operator

Good afternoon, and welcome to the Cesca Therapeutics' Fiscal 2016 Fourth Quarter Financial Results Conference Call. All participants will be in listen-only mode. Should you need any assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad, to withdraw your question, please press “*” then “2.” Please note this event is being recorded.

I would now like to turn the call over to Mr. Robin Stracey, CEO. Please go ahead.

Robin Stracey

Thank you, operator, and good afternoon to you all. I have with me here Mike Bruch, our Chief Financial Officer and Dr. Dalip Sethi, our Director of Clinical Research. We are delighted that you could join us for our Q4 and full year fiscal 2016 earnings and investor update call.

We plan to break the discussion today down into four sections. I will begin with the summary of key events and accomplishments for fiscal 2016, supplemented where appropriate with subsequent events to bring you completely up-to-date.

I will cover our high level financial results, our pipeline of autologous cell therapies, and our ongoing dialogue with the FDA regarding a pathway to PMA approval for our SurgWerks CLI system, our financing activities and the development of our strategic relationship with the BoyaLife Group. Then Mike will walk you through the detail of our fourth quarter and full fiscal year 2016 financial results and give you an update on our overall financial condition before I return with a few wrap-up comments. We will finish as usual with Q&A.

So turning first to key events and accomplishments over the last 12 months or so and beginning with financial results, you will recall that Cesca inherited five revenue generating product families from the side of the company that was formally ThermoGenesis, namely the AutoXpress system or AXP, which is our market-leading automated device and companion sterile disposable set for concentrating stem cells from cord blood; the MarrowXpress system or MXP which is a derivative product of the AXP and is its accompanying sterile disposable for the isolation and concentration of stem cells from bone marrow - this is the device that we are adopting for our bone marrow transplantation program and the derivative of it, the VXP, will be a component of the SurgWerks processing platform for our future clinical offering; the BioArchive system, which is our automated device used by cord blood banks, primarily public cord blood banks, for the cryopreservation and storage of cord blood stem cell concentrate; and manual bag sets for use in the processing and cryogenic storage of cord blood.

Until the middle of last year, we were also actively promoting the Res-Q, a point-of-care system designed for the preparation of cell concentrates including stem cells from bone marrow aspirates and platelet-rich plasma from whole blood. However, in June of last year, we elected to withdraw the Res-Q product line from the market, as part of the settlement of an ongoing intellectual property dispute that had by then consumed the company for several years. Mike may comment further on this later, suffice it to say that the FY16 to FY15 year-over-year impact on revenues of the withdrawal from Res-Q is in the neighborhood of $2.2 million.

In addition, although the service business for our installed base of over 290 BioArchive units remains strong, new BioArchive unit placements were soft in FY16. We shipped 10 fewer units in FY16 than we did in FY15, and these are $200,000 to $250,000 instruments. So the impact from revenue year-over-year for BioArchive alone was almost $2 million.

The Res-Q withdrawal and softness in BioArchive unit sales resulted in a year-over-year revenue decline of over $4 million, about $1 million more than we had projected at the start of the year.

On the positive side, demand for AXP has remained strong. For the full year, AXP disposable volume was up 11%. The AXP, our flagship device for the cord blood banks, represents almost 60% of our overall cord blood product line revenues. And we continue to add new customers such as the Houston based Texas Stem Cell, the first hybrid cord blood and tissue bank in Texas, which we announced in February of 2016.

Net revenues for FY16 overall came in at just under $12 million compared to $16 million for 2015.

Expense control for the year was good. Operating expenses were down almost $6 million or 31% reflecting the impact of our organization realignment in September of 2015, and significantly reduced legal expenses attributable primarily to settlement of the ongoing Res-Q intellectual property dispute.

As a result, in spite of the shortfall in revenues, operating loss narrowed from $14.9 million in FY15 to $10.9 million in FY16 and our adjusted EBITDA improved by just over $3.2 million to an annual loss of $8.96 million.

Now turning to our pipeline of autologous cell therapies, you will recall that in conjunction with Fortis Healthcare, over the last several years, we have conducted pilot or feasibility trials on numerous orthopedic and cardiovascular indications including osteoarthritis, non union fractures, spinal fusion, avascular necrosis, non healing ulcers, acute myocardial infarction and critical limb ischemia. We have also had an active bone marrow transplantation program.

Related to these programs we have two significant system developments underway. Our SurgWerks system includes a broadly capable processing platform of devices and analytics designed for use at the point-of-care, coupled with indication-specific single-use disposable procedure kits for a variety of vascular and orthopedic conditions.

The performance of SurgWerks is enabled by the availability of a next generation cell processing device, the VXP system, derived as I mentioned from our existing MarrowXpress platform. A key advantage of an optimized and integrated system such as SurgWerks is that it is intended to maintain high cell viability and potency through each and every step of the 90 to 120 minute intra-operative procedure, including bone marrow collection, target cell selection, characterization of the final cell concentrate and reinjection into the patient.

Our CellWerks system is designed for intra laboratory use under the direction of a GMP cell laboratory protocol or a licensed physician. It includes indication-specific equipment, software, consumables and protocols tailored to the stringent demands of a variety of bone marrow transplantation applications. These applications are being developed in conjunction with partners through our early technology access program, and are aimed at enhancing treatments for a number of specific oncological and hematological disorders.

In September of 2015, we announced our first clinical collaboration with the center for immune cell therapies at Memorial Sloan Kettering, and in October 2015, we announced our second with St. Jude Children's Research Hospital in Memphis, Tennessee. The CellWerks platform and software package is being evaluated for use on minimally manipulated as well as targeted specific cell depleted units of mobilized peripheral stem cells and bone marrow aspirate.

Last month, we announced that the data from our Indian study involving 17 patients treated with bone marrow concentrate for non-union fractures, have been published in the Herald Scholarly Open Access Journal of Stem Cell Research Development and Therapy. In the study, the bone marrow aspirate was processed at the point-of-care using Cesca's proprietary technology. Of the 17 patients treated, 14 displayed clear signs of bone regeneration and fracture healing. We believe that cell therapy using bone marrow concentrate represents a very promising new method for treating atrophic non-union fractures in patients with a history of failed primary surgical intervention.

In addition, in May, we announced publication of data from our pilot study utilizing the company's innovative technology for the treatment of acute myocardial infarction. That report titled. “Autologous bone marrow concentrate enriched in progenitor cells - An adjuvant in the treatment of acute myocardial infarction,” was published in the International Journal of the Cardiovascular Academy. The results of the study were remarkable in that the single patient involved was able to return to normal life just two weeks after the procedure. 24 months after the intervention, the patient’s left ventricular ejection fraction or LVEF had improved from an initial assessment of 35% to 60.3%. LVEF is a key indicator of cardiac function and a reduced LVEF level is considered a risk factor for cardiovascular morbidity and mortality. In the publication, the authors noted that the degree of improvement seen was atypical for a patient having suffered an ST-elevated myocardial infarction or STEMI with an ejection fraction below 40% post reperfusion.

Turning to CLI and our ongoing dialogue with the FDA aimed at establishing a practical pathway to a PMA approval for our SurgWerks CLI system. At the end of May, we submitted an investigational device exemption or IDE supplement to the US Food and Drug Administration for our already approved Phase III Pivotal Trial for the treatment of patients with Critical Limb Ischemia or CLI, using the company's SurgWerks CLI system. We had by then concluded that amputation free survival or AFS simply would not be a practical primary endpoint for a successful pivotal trial, a conclusion based largely on an analysis of the experience of other companies in the space including Aastrom, Anges, Juventus, Terumo Harvest and Zimmer Biomet.

In the supplement, we proposed transcutaneous oxygen pressure or TCPO2 as a surrogate endpoint. TCPO2 is a non-invasive clinically accepted method for measuring the amount of oxygen diffused from capillaries through the skin and reflects both the oxygen supply and the metabolic demand in a specific region.

The FDA subsequently approved the changes in our pivotal trial design as proposed in the IDE supplement. As a result, there are now no regulatory impediments to the company enrolling patients and beginning the trial.

Furthermore, we had earlier received positive feedback from the centers for Medicare and Medicaid services or CMS for Medicare coverage for the study protocol. The only hang up now is that in the FDA's feedback to our IDE supplement, they also indicated that in spite of their approval of the study, they would additionally require the company to further validate TCPO2 as a surrogate for clinical outcome for the proposed indication prior to granting marketing or PMA approval.

As a result, we are now engaged in an active ongoing dialogue with the agency, exploring alternative pathways to ultimately securing the necessary PMA. We remain fully committed to the program but anticipate there may yet be several rounds of dialogue with the FDA as we further refine our plan, a process that could extend several months.

In the meantime, we announced in August 40-month follow up results for a number of the patients that participated in the company's earlier feasibility study using SurgWerks for the treatment of late stage no option CLI patients. These were the same patients from which the feasibility data initially provided to the FDA was derived. The study was conducted in 2013 but the investigators involved were able to reconnect with a number of the enrollees for a follow-up 40 months later. In that 40-months follow-up, 9 of the 12 patients who were amputation free at the end of the initial study were clinically assessed. The remaining three could not be contacted.

The investigators reported a significant overall reduction in rest pain and appreciable improvements in quality of life. All nine patients still had their limbs and exhibited no sign of disease progression, though two of the nine had in the interim undergone additional SurgWerks treatments to relieve mild to moderate rest pain. There were no adverse or serious adverse events reported and there were no safety concerns attributed to the treatment procedure.

In addition, in May of 2016, we reported the results of six additional late-stage critical limb ischemia patients treated with the SurgWerks CLI system on a compassionate use basis. All six had failed all prior standard revascularization therapies and were considered no option. In a six month follow-up post treatment of these patients, the investigators reported the pain score had fallen from an average of 7.6 before treatment to 0.67 with four of the six patients reporting no pain. Foot ulcers and open wounds appearing on five of the six original patients had healed. And five of the six had avoided major limb amputation.

These follow-up results not only reinforce our belief that autologous bone marrow derived stem cell therapy using our SurgWerks CLI system is effective. They also suggest that it is durable. We continue to believe strongly in the science and remain committed to conducting a successful Phase III pivotal trial for CLI and ultimately bringing this treatment to market.

Meanwhile, pending the outcome of the dialogue with the FDA, our field based team of clinical research associates remains fully engaged with investigators at our identified clinical trial sites to keep them informed of developments.

Turning now to our financing activities and the development of our strategic relationship with the BoyaLife Group. In February of 2016, in exchange for aggregate proceeds of $15 million, we sold and issued to affiliates of the BoyaLife Group 735,294 shares of common stock at a per share purchase price of $3.40 and senior secured convertible debentures for $12.5 million. This transaction was highly significant for a number of reasons. Not only did it represent a strong vote of confidence in Cesca's future and provide additional working capital to fund its strategic initiatives, it also enable the company to repay existing senior secured convertible debentures and retire associated series B warrants from an earlier financing that had a toxic special exercise feature embedded within it.

Last month, we announced that we had elected to convert the senior secured three-year convertible debenture of $12.5 million of principal held BoyaLife, plus interest, to just over 6 million shares of common stock. The effect of this conversion has been to raise BoyaLife's equity stake in the company to 70% of shares outstanding as a result of which they are now entitled to three of the seven seats on our board. Significantly, it also means that we now have a much stronger balance sheet, with no debt, no security interest or liens placed against our assets and no obligations regarding participation rights, in or consent rights over, potential future equity or debt financings.

BoyaLife has been and continues to be a valuable strategic partner that is committed to both our historical cord blood banking business and to our proprietary cell therapy programs. In BoyaLife we have a robust, highly diversified, well funded and strategically oriented investment partner with a large footprint in China and strategic interest in expanding in the United States. They clearly see great value creation potential in our clinical programs and have already invested heavily in our future success.

Meanwhile, we continue to refine and realign our organization in support of our most important strategic initiatives. In September 2015, we implemented a restructuring that significantly streamlined and simplified our management structure generating over $3.3 million in annualized cost savings. And in March 2016, we secured our NASDAQ listing by effecting a reverse stock split to regain compliance with the $1 minimum bid price requirement for continued listing on the NASDAQ capital market.

Lastly in August of this year, we raised an additional $2.5 million from institutional investors in a registered direct offering of 600,000 shares of common stock at a purchase price per share of $4.10. There were no warrants issued in the offering, and the proceeds further strengthen our balance sheet pending the outcome of our ongoing dialogue with the FDA and the start of our CLI trial.

With that, I would like to turn the call over to Mike for a more detailed commentary on our quarterly and full year financials. Mike?

Mike Bruch

Thank you, Robin, and good afternoon, everyone. As Robin mentioned, this has been a year of refocusing resources and positioning the Company to take full advantage of its clinical programs. Many of these efforts have had financial impacts as well.

As Robin has already mentioned, we’ve reduced personnel costs and implemented other cost savings during the year, and these efforts are expected to reduce our costs by over $3 million annually, and allow us to align our resources to high value creating clinical programs. We are now poised to realize the increased financial benefit from our legacy core blood business, while at the same time leverage our technology and personnel to move our clinical program significantly forward.

We've also strengthened our financial position over the year. Our cash balance has increased from $3.4 million to $5.8 million, while at the same time our current liabilities have decreased from $7.9 million to $5.5 million. This has resulted in an improved working capital from $5.3 million to $7.3 million.

Additionally, in August 2016, we raised an additional $2.5 million through a registered direct private placement of common stock and converted our long term $12.5 million convertible debenture with BoyaLife into common stock, which has improved our financial flexibility by removing all security interest, participation rights in, and consent rights over potential future equity and debt financings. These focused efforts throughout the year, as well as the capital raises and conversions of debentures, has resulted in a company that is financially stronger and more flexible than it was a year ago, and better positioned, both strategically and financially, to move its clinical programs forward.

Now turning to our financial results; for the fourth quarter of fiscal 2016, net revenues were $3 million compared to $3.7 million for the same period last year. The decline in net revenues was primarily the result of BioArchive device sales of $340,000 and a reduction in Res-Q sales of $630,000 due to our decision to withdraw Res-Q from the market. These decreases were partially offset by increases in AXP sales of $385,000.

Gross profit was $941,000 for the fourth quarter of fiscal year 2016 compared to $879,000 for the same quarter in the prior year. The company increased its gross profit percentage from 24% to 32%, despite a decrease in revenue as a result of lower personnel expenses and other cost savings initiatives partially offset by a change in the mix of the products sold.

Operating expenses for the quarter ended June 30, 2016 were $3.2 million compared to $3.3 million in the same quarter last year. The decrease in operating expenses was primarily attributable to the cost savings associated with lower personnel costs of approximately $700,000 and reduced spending for clinical programs of approximately $275,000, as last year the company was preparing to initiate its clinical trial for treatment of CLI.

Net loss for the quarter ended June 30, 2016 was $3.7 million compared to $2.4 million for the same quarter in the prior year. The increase in net loss was due to non cash financing and interest cost associated with the February 2016, $12.5 million convertible debenture.

For the full year of fiscal 2016, net revenues were $11.9 million compared to $16 million for 2015, a decrease of $4.1 million. The decline was primarily attributable to softness in the BioArchive unit sales since we shipped ten fewer devices during the year ended June 2016, than we did in the year ended June, 2015, resulting in almost a $2 million decline, and diminished Res-Q sales of approximately $2.2 million as a result of our decision to withdraw the product from the US market.

Gross profit was $2.7 million or 23% of revenues for 2016 compared to $4.7 million or 30% of revenues for 2015. Our gross profit declined primarily due to changes in the mix of products sold and increases in inventory reserves. The company expects gross profit percentage to return to normal levels in fiscal 2017.

Operating expenses for 2016 were $13.6 million compared to $19.6 million for 2015, a decrease of $6 million. The decrease was primarily attributable to reductions in legal expenses of approximately $2.9 million as a result of the settlement of certain patent litigation cases in 2015, lower personnel and other cost saving initiatives of approximately $1.5 million and deferral of spending associated with our CLI and other clinical programs of approximately $650,000.

Net loss from operations for 2016 was $10.9 million compared to $14.9 million for 2015, a decrease of $4 million. The reduction in net loss from operations was due to a significant decrease in operating expenses partially offset by a decrease in gross profit as already described.

Net loss for 2016 was $18.6 million compared to $14.9 million for 2015, an increase of $3.7 million. The increase was primarily the result of charges associated with the two debenture transactions during the year, partially offset by the improvement in net loss from operations as already described.

In addition to the results reported in accordance with US GAAP. Cesca uses a non-GAAP measurement, adjusted EBITDA, to evaluate operating performance and to facilitate comparison with historical results and trends. This financial measure is not a measure of financial performance under US-GAAP and should not be considered in isolation or as a substitute for any or for losses and measurement of performance. The calculation of this non US GAAP measurement may not be comparable to similarly titled measurements used by other companies.

Adjusted EBITDA loss was $9 million for 2016, compared to $12.1 million for 2015. The reduction in adjusted EBITDA loss was due primarily to the reductions in net loss from operations as previously described.

At June 2016 the company had cash and cash equivalents of $5.8 million and working capital of $7.3 million. This compares to cash and cash equivalents of $3.3 million and working capital of $5.3 million at June 30, 2015.

In August 2016, the company sold 600,000 shares of common stock for net proceeds of $2.2 million. Based upon our cash balances, the August 2016 financing, as well as expected outflows and projections for revenues, we believe we have sufficient cash for operations and working capital requirements for at least the next 12 months.

And now, I'll turn the call back over to Robin for his closing remarks.

Robin Stracey

Thanks Mike. So let me finish with just a quick refresher on our overall strategy. Our aim, as I think all of you or most of you know, is to be a market leading, fully integrated, autologous cell therapy company with unique and highly differentiated offerings. In order to achieve this, we expect to:

(i) Sustain and build on our leadership position in automated devices for the separation and concentration of stem cell preparations from cord blood and bone marrow.

(ii) Target what we perceived to be insufficiently met medical needs where regenerative cell therapies can have a significant impact.

(iii) Further develop our unique point-of-care approach. Our therapies typically require a single visit to the operating room for a treatment lasting only 90 to 120 minutes

(iv) Deliver a fully integrated offering with all the hardware, software and disposable components necessary for the aspiration and processing autologous bone marrow to prepare a therapeutic dose of stem cells for reinjection into the patient to the point-of-care.

(v) Focus our approach on autologous minimally manipulated bone marrow derived stem cells.

(vi) Leverage our India based clinical research organization embedded within the Fortis Healthcare network of hospitals in Asia, as a highly cost effective approach to conducting feasibility studies and early stage clinical trials, and

(vii) Take advantage of the breadth of our clinical program. We have multiple shots on goal. As previously discussed, we currently have numerous cardiovascular and orthopedic protocols in development, in addition to our BMT program.

Our immediate next step is to conclude the discussion with the FDA regarding the path forward for our CLI program, so that we can finally begin to enroll patients in our first phase three pivotal clinical trial.

With that, I would like to open the call up for questions. Operator?

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question and answer session. To ask a question, you may press "*" then "1" on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press “*” then “2.” At this time, we will pause momentarily to assemble our roster.

Our first question comes from Jason Kolbert from Maxim. Please go ahead.

Jason Kolbert

Thanks guys. Really appreciate the comprehensive review. Can you share with me on several fronts, how BoyaLife is interpreting the business at Cesca? And what I really want to understand is three different areas. One is, just the hardware business and the sales of equipment. And I believe that as we see just explosive growth in regenerative medicine and CAR-T and then host of other areas, there is the potential for that business to grow. And I want to understand, what does BoyaLife see both for the US, and does BoyaLife have interest for the China market?

Two, I want to understand a little bit about what you see in terms of the potential to really go after bone marrow transplantation, because one of the things that we believe is that we are going to see a lot of growth in the utility of BMT, as both become safer and more therapeutic like Prochymal being developed in Japan and now in the US, and you know, coming to market, are enable those numbers to rise?

And then three, help me, and I know this is the most difficult area, I want to understand, what you think your regulatory options are, if the FDA would soften their position on TCPO2, as a primary endpoint and if they won't where does that leave you in terms of the CLI trial?

We agree with you, we understand why finally after your effort and some of ours, why TCPO2 make sense, but it seems like the FDA isn't mentally there ready to accept anything other than AFS or adjudicated AFS as a primary endpoint. So three questions, three very different areas, but it would be very helpful for me to understand the relationship with BoyaLife, and what you are thinking as managers of the company.

Robin Stracey

Alright, Jason. Well, thank you. So this is Robin, I am going to have a stab at part of this and then maybe Dalip or Mike can chime in with any additional commentary. So first of all, with regard to BoyaLife and their interest in the hardware, the equipment, the US market, the Chinese markets, so on and so forth. You may remember that, we’ve had a relationship with BoyaLife actually since 2011; they were the first adopters of the AXP technology for their core blood banking business in China back in 2011. They are not our largest Chinese customer today, but they were the first to adopt AXP. And they have the BoyaLife stem cell bank as a significant part of their overall portfolio of businesses.

There are obvious synergies between what we do and what they do. I think their primary interest probably is the Chinese market, specifically for the cord blood banking business. But obviously the same basic technology is leverageable. The AXP, MXP technology is leverageable into SurgWerks with the VXP system, and they clearly see potential for our clinical programs using SurgWerks. And it is definitely not beyond the realm of possibility that we could partner with them on specific clinical studies for these clinical programs in China. A lot, I think, depends on how things evolve with the FDA, which is one of your other questions.

With regard to the potential to go after bone marrow transplantation, we obviously have been talking about this for a couple of years. There are a couple of components to our bone marrow transplantation program. There is a service business in India, which leverages our relationship with Fortis and is primarily focused on haploidentical transplantation approaches. It is a service business that we provide for Fortis.

I would say, if we step back from that, it's not taking off as quickly as we anticipated it would. It is still progressing. We are still enthusiastic about it, but the uptake is slower than we had anticipated. And beyond that there is the pure device play, which is the play for which we have the collaborations with Memorial Sloan-Kettering and St. Jude and so on and so forth. And our ultimate vision, and Dalip can perhaps comment further on this, is to get to the point where people can specify the specific cell configuration or cocktail that they are interested in depending on the particular application that they are pursuing.

And Dalip, I will maybe hand over to you, if you want to add something to that in a minute. The last one you mentioned, Jason is indeed extremely tricky. As I mentioned, we are in the middle of an ongoing dialogue with the FDA. We've had several interactions with them already, since we got their feedback to our IDE supplement. I think they clearly understand the issues with amputation free survival. They know what's going on with other players in the industry and the challenges. I think they do appreciate that the bar is extremely high and there are inherent issues with the measurement.

At the same time, they are not quite ready to embrace TCPO2, based upon what we have provided to them. And so, I think we developed seven different scenarios for discussion with them, one of which seemed to be the one that they prefer, though it may not necessarily be the one that we prefer. But there is one that they preferred, and we are scoping out, I would say the top two, maybe top three of those seven as we speak, and expect to engage in further conversations with them to arrive at what we hope will end being a practical compromise that doesn't require us to essentially do an amputation free survival study on top of a TCPO2 study. So, I know Dalip, do you want to (interruption) yes go ahead, Jason.

Jason Kolbert

Well, thank you. I know that’s very comprehensive, and it actually gives me a little bit of information because it tells me that, there is ongoing dialogue back and forth between you and the FDA on, what is the practicality of doing a study. Let me just ask one question, and that is that there was recently some other data that came out from Viva, Zimmer Biomet in CLI, and I wondered if you had a chance to look at that data, it's a similar approach and what you thought of it.

Robin Stracey

Yes, I think we’ve got to toss a coin here. Go ahead Dalip. Dalip was actually there at the conference in Las Vegas. So go ahead Dalip.

Dalip Sethi

Yes. Thanks Robin. Yes Jason, so I attended that presentation from Dr. Murphy at Viva, looked at the data, they did not hit their primary endpoint of AFS as expected, as we were expecting. So basically what we proposed at the start for the TCPO2 as surrogate, that proved correct. There is 10% delta what they got, so we see the signal there. And we think that data is really helpful for our negotiations with FDA to actually go back to them and say, “see what we were saying is where the industry stands now”. So this is how, we see that data.

Jason Kolbert

Thanks. That makes sense. It's almost like a surrogate, that if you insist on AFS, they may not get there, even though in reality, you are probably helping those patients even though they didn't meet their p-value on AFS, right?

Dalip Sethi

Yes, so signal is there, but to get the statistical significant result, this is not an easy task in this field.

Robin Stracey

Yes, to me Jason, it boils down to two sides of the same coin; the FDA could take the position, “This stuff doesn't work,” right? Our argument is, it clearly does work. There is clearly an effect. However, the yardstick we have being asked to meet in order to demonstrate statistical significance is so high, nobody can meet it. And as a result of that, patients who may have no other options are being denied potentially a treatment here. So it is an ongoing dialogue, I think we are making progress, but it's certainly not a done deal with the agency yet.

Jason Kolbert

And as BoyaLife, you just help me understand kind of how BoyaLife looks at the therapeutic side of the company, because they must clearly understand that they have a lot at stake here. If you are therapeutically successful, it transforms their investment. So help me understand how involved they are and not just the ongoing existing operational value and technology value of the company, but on the therapeutic side as well.

Robin Stracey

Yes, I wouldn't say they have been directly involved, obviously Dr. Xiaochun Xu, who is their Chairman and CEO is on our board of directors so he is fully informed as things progress in our dialogue with the FDA, and as we reformulate our plans for CLI or our other clinical programs. So he is very much in the loop and he contributes a great deal to the intelligence of our dialogue around it.

I think that there is clearly interest on their part in some of these clinical protocols. The potential for some of them in China, and I imagine that the way that they will view those opportunities will to a large degree depend on how things evolve with the FDA here. But they definitely see significant upside in the clinical programs not to mention the cord blood banking business that we already have established.

I would also add Jason that their interests as you know, are very diverse. And there may well be opportunities for us to do things with them beyond that historical focus in cord blood or even in the development of these cell therapies. They have a fairly active drug discovery program, for example, focused on cardiovascular and metabolic diseases, which could conceivably be very complimentary to what we are doing. Now, this is a long way out, it is very early, but there are those kinds of possibilities that are out there, and they clearly see us as a very strategic investment as opposed to purely a short term financial play. None of their equity is liquid, they are locked up in the company and are perfectly happy to be so, because they see the long term potential here.

Jason Kolbert

Thanks Robin. Really appreciate, and my apologies for a lot of questions. Appreciate it.

Robin Stracey

You’re welcome, Jason.

Operator

Once again, if you have a question, please press “*” then “1.” This concludes our question and answer session. I would like to turn the conference back over to Robin Stracey for any closing remarks.

CONCLUSION

Robin Stracey

Well, in closing, let me just thank everybody for joining the call. I wish I could say that we had clarity in terms of the path forward with the FDA for CLI. I beg for your patience as we work our way through with this government agency. And I look forward to keeping you all updated and abreast of our progress. So with that, let me just wish you all a very good evening. And I look forward to speaking with you next time. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.